Exhibit 16.1

December 1, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Evoke Pharma, Inc.’s Form 8-K dated November 25, 2014, and are in agreement with the statements contained in the 2nd Sentence of Paragraph 2 and the statements contained in Paragraphs 3, 4 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ernst & Young LLP

San Diego, CA